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                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

              [_] Preliminary Proxy     [_] Confidential, for the
                  Statement                 Use of the Commission
                                            Only (as permitted by
                                            Rule 14a-6(e)(2))

              [_] Definitive Proxy
                  Statement

              [X] Definitive Additional
                  Materials

              [_] Soliciting Material Pursuant to Section
                  240.14a-11(c) or Section 240.14a-12

                               AIRGATE PCS, INC.
               (Name of Registrant as Specified In Its Charter)

                                      N/A
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transactions applies:

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 (2) Aggregate number of securities to which transaction applies:

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 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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 (4) Proposed maximum aggregate value of transaction:

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 (5) Total fee paid:

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:

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 (2) Form, Schedule or Registration Statement No.:

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 (4) Date Filed:

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[LOGO] AirGate PCS

                               AIRGATE PCS, INC.
                             233 Peachtree Street
                           Harris Tower, Suite 1700
                            Atlanta, Georgia 30303

                               February 12, 2002

Dear AirGate Shareowner:

   On January 25, 2002, we mailed to you AirGate PCS Inc.'s Proxy Statement concerning the 2002 Annual Meeting of Shareowners to be held on February 26, 2002. We are enclosing with this letter additional information relating to the Proxy Statement. This supplemental information supplements, and should be read in conjunction with, the information included in the Proxy Statement.

   If you have not already done so, we urge you to complete, sign, date and return immediately the proxy card provided with the Proxy Statement or the additional proxy card enclosed for your convenience. If you would like to change your previously delivered proxy, please complete, sign, date and return the enclosed proxy card.

                                          Sincerely,

                                          /s/ Thomas M. Dougherty
                                          Thomas M. Dougherty
                                          President and Chief Executive Officer

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                               AIRGATE PCS, INC.

                           Supplemental Information
                                    to the
                                Proxy Statement
                                    for the
                      2002 Annual Meeting of Shareowners

   This Supplemental Information supplements, and should be read in conjunction with, the information included in our Proxy Statement delivered in connection with AirGate PCS, Inc.'s 2002 Annual Meeting of Shareowners. This Supplemental Information describes certain transactions, previously disclosed in filings with the Securities and Exchange Commission, relating to our acquisition of iPCS, Inc. which occurred after the end of our 2001 fiscal year.

                         CERTAIN RELATED TRANSACTIONS

  Merger with iPCS, Inc.

   On November 30, 2001, we acquired iPCS, Inc. by merging a wholly owned subsidiary of ours with and into iPCS. In connection with the merger, we issued to the former stockholders of iPCS approximately 12.4 million shares of our common stock and assumed options and warrants to purchase approximately 1.1 million shares of our common stock. Certain entities that are affiliates of The Blackstone Group, LP received 4,253,397 shares of our common stock (including shares issuable upon exercise of warrants and options) and Timothy M. Yager received 266,630 shares of our common stock (including shares issuable upon exercise of options). In accordance with the merger agreement, the Blackstone affiliates designated Michael S. Chae and iPCS designated Mr. Yager to serve on our board of directors at the effective time of the merger. Mr. Yager was the President and Chief Executive Officer and a director of iPCS from its formation in early 1999 until resigning from such positions at the effective time of the merger. Mr. Chae, who currently serves as a Principal of the Principal Investment Group of The Blackstone Group, LP, served as a director of iPCS from August 2000 until resigning from such position at the effective time of the merger. The former iPCS stockholders also have the right, subject to our approval, to designate prior to February 28, 2002 an independent member to our board of directors.

   In connection with the merger, we entered into a consulting agreement on July 17, 2001 with Bernard A. Bianchino, one of our directors. Pursuant to the consulting agreement, we engaged Mr. Bianchino to advise us regarding the advisability of the merger, the structure and terms of the merger and the negotiation of the terms of the merger. We paid Mr. Bianchino $45,000, equal to $2,500 per day, and reimbursed him for his expenses in rendering these consulting services.

   Upon the completion of the merger, Mr. Yager's employment with iPCS terminated and he received a severance payment from iPCS in the amount of $1,094,535 in accordance with the terms of his employment agreement with iPCS. The severance payment included an amount sufficient to pay (1) the parachute excise tax that Mr. Yager will have to pay as a result of his severance payment and (2) the income and related employment taxes that Mr. Yager will have to pay with respect to the reimbursement to him of the parachute excise tax. Pursuant to the terms of Mr. Yager's employment agreement with iPCS, subject to the reasonable request of the board of directors of iPCS, Mr. Yager will provide up to 80 hours per calendar month of consulting services relating to his expertise in the wireless communication industry. Mr. Yager will be entitled to an annual consulting fee of $400,000 during the period beginning on the date of his termination of employment and ending on December 31, 2004.

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  Public Offering; Registration Rights

   In connection with the closing of the iPCS merger, we entered into a registration rights agreement with certain of the former iPCS stockholders. On December 19, 2001, we completed an underwritten public offering of 4,000,000 shares of our common stock by such stockholders following the exercise of a demand registration right by the Blackstone affiliates in accordance with the registration rights agreement. In the public offering, the Blackstone affiliates sold 1,675,018 shares of our common stock, Mr. Yager sold 25,000 shares of our common stock and a charitable foundation established by Mr. Yager sold 7,500 shares of our common stock. The public offering price was $50.00 per share less underwriting discounts and commissions of $2.25 per share that the selling stockholders paid. The registration rights agreement requires us to pay all of the fees and expenses of the selling stockholders in connection with the public offering, other than the underwriting discounts and commissions. We estimate our fees and expenses, which consisted primarily of attorneys' and accountants' fees, SEC filing fees and printing expenses, to be approximately $740,000.

   The registration rights agreement also gives certain of the former iPCS stockholders, upon the request of the Blackstone affiliates, the right to demand that we undertake an underwritten public offering of their shares of our common stock after the one-year anniversary of the completion of the merger. The number of shares of our common stock to be sold in a public offering following exercise of this demand right by the selling stockholders is subject to market conditions and depends upon the number of shares of our common stock that the selling stockholders request to be included in such offering. Generally, 75% of the shares included in the offering would be shares owned by the Blackstone affiliates and 25% would be shares owned by the founding iPCS stockholders. We have no obligation, however, to complete an underwritten public offering unless the sale of shares of our common stock requested to be included in such offering would result in initial aggregate proceeds of at least $40 million. The registration rights agreement prohibits us from undertaking a separate public sale or distribution of our common stock during a period of 90 days after the completion of an underwritten offering following exercise of a demand right by the selling stockholders. In the event we decide to register additional equity securities under the Securities Act of 1933, as amended, the registration rights agreement also gives the former iPCS stockholders limited rights to include their shares of our common stock in such a registration.

   In accordance with a registration rights agreement dated as of July 12, 2000, as amended, certain affiliates of The Blackstone Group, LP requested on November 20, 2001 that iPCS register the resale of the $50 million in aggregate principal amount of iPCS' 14% senior discount notes due 2010 that such Blackstone affiliates hold. The Blackstone affiliates obtained their notes on July 12, 2000 in connection with a private offering by iPCS. On December 20, 2001, iPCS filed a registration statement relating to the resale of such notes, which registration statement the Securities and Exchange Commission has declared effective.

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